Exhibit 99.1

Review and Recommendations

Odd 1-4 Mineral Claims

Rock Hill Area

Esmeralda County

Nevada, USA

Prepared by:  Western Minerals Inc.

For: York Resources, Inc.

Dated: June 30, 2008

#

Table of Contents

Page

Contents

   2

Illustrations

   3

0.0     Summary

   4

1.0     Introduction and Terms of Reference

                                  5

1.1     Glossary

   5

2.0     Disclaimer

   7

3.0     Property Description and Location

   7

4.0    Accessibility, Climate, Local Resources,

         Infrastructure and Physiography

   8

5.0    History

   9

6.0    Geological Setting

6.1    Regional Geology

 10

6.2    Local Geology

 10

6.3    Property Geology

 11

6.4    Deposit Type

 11

6.5    Mineralization

 12

7.0    Exploration

7.1    Geophysics of the Odd 1-4 Mineral Claims

 12

7.2    Geochemistry of the Odd 1-4 Mineral Claims

 13

8.0    Drilling

 13

9.0    Sampling Method and Approach

 13

9.1    Results

 13

Page

10.0  Sample Preparation, Analyses and Security

  13

11.0  Data Verification

  14

12.0  Adjacent Properties

  14

13.0  Mineral Processing and Metallurgical Testing

  14

14.0  Mineral Resource and Mineral Reserve Estimates

  15

15.0  Other Relevant Data and Information

  15

16.0  Interpretation and Conclusions

  15

17.0  Recommendations

  15

17.1  Recommended Drilling

  16

18.0  References

  16

19.0  Author’s Qualifications and Certification

  17

Illustrations

Location

Figure 1.    Location Map, As Shown

        after page 4

Figure 2.    Claim Area Map, As Shown

        after page 7

Figure 3a.   Regional Geology Map, 1:250,000

        after page 8

Figure 3b.   Legend For Figure 3a.

        after Fig. 3a.

Figure 4.    Aeromagnetic Map, 1:250,000

                  after page 12

0.0 Summary

The Odd property consists of four contiguous, located, lode mineral claims, Odd 1-4 comprising a total of 82.64 acres. York Resources, Inc., a Nevada, U.S.A. company is the beneficial owner of the mineral claims.

The general claim area is underlain by unconsolidated material comprised of desert wash, colluvium, alluvial and playa deposits of Quaternary age.

The bedrock units in the local area are sedimentary and fine grain-sized volcanic rock units.

The underlying rock units exhibit a northwest trending aeromagnetic pattern or apparent magnetic "low" positioned between a southerly trending "high" on the west side and a westerly trending "high" on the east side that could indicate response to deformation due to structural features, such as faulting, folding or rock alteration. Much or all of the mineral claims are drift or overburden covered and offer exploration potential. The author feels that the potential exists for movement of mineralizing fluids to have impregnated this area, that is seen to host gold-silver and base metal  mineralization. These fluids could emanate from deeper sources related to intrusive activity and travel along structurally prepared conduits in the underlying bedrock.

In this area, a potential model for ore emplacement could be from young volcanic vents and their "glowing  avalanche" or Nuees Ardentes event and the possibility of silver occurrences.

The mineral claim is favorably situated and may require geophysical surveys to determine in more detail its potential following the initial prospecting, mapping and reconnaissance soil geochemistry program. An exploratory drilling program could follow the Phase 1 - 3 surveys and be contingent upon positive results being obtained from the previous fieldwork.

The object of our initial exploration undertaking is to assess areas that may require more detailed investigations to assist in determining their economic significance.

HUMBOLDT
ELKO
WASHOE
PERSHING
CHURCHILL
LANDER
EUREKA
WHITE PINE
MINERAL
NYE
ESMERALDA
LINCOLN
CLARK
Winnemucca
Wells
Elko
Carlin
Battle Mountain
Lovelock
Reno
Fernley
Fallon
Austin
Eureka
Ely
Carson City
Currant
Hawthorne
Tonopah
Goldfield
Caliente
Beatty
Las Vegas
95
80
93
50
6
15
PROPERTY LOCATION
0 25 50 100 MILES
0 50 100 KM.

PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST
N

YORK RESOURCES, INC.

ODD 1-4 CLAIMS

ROCK HILL QUADRANGLE - T4N, R37E SECT. 29

LOCATION MAP

ESMERALDA CO., NEVADA

SCALE: AS SHOWN	DATE: JUNE 2008
DRAWN BY: J.M.	FIGURE: 1

CHONG

1.0   Introduction, Terms of Reference

The report of "Odd 1-4 Mineral Claims, Rock Hill Quadrangle Area, Esmeralda County, Nevada, USA”, includes the property and surrounding geology, history, past exploration and mineral potential. This report is being prepared at the request of the Board of Directors of York Resources, Inc. The author of this report is a Qualified Person. He is a registered Professional Geoscientist and a member in good standing with The Association of Professional Engineers and Geoscientists of British Columbia. The author has worked in the general area many times during the past 35 years.

For a glossary of common geological terms used in this report it is suggested by the author in using a computer online search engine such as “Google”. Search for “Dictionary of Earth Science Terms”, then look-up the appropriate definitions. For more specific geographic names and geological terms refer to the enclosed definitions list in the Glossary of this report.

1.1 Glossary

(Specific to a Report on the Odd 1-4 Mineral Claims, by James W. McLeod, P. Geo., Consulting Geologist with Western Minerals Inc. dated June 30, 2008 on behalf of York Resources, Inc.)

Aeromagnetic survey - a magnetic survey conducted from the air normally using a helicopter or fixed-wing aircraft to carry the detection instrument and the recorder.

Alluvial - unconsolidated sediments that are carried and hence deposited by a stream or river. In the southwest USA most in filled valleys often between mountain ranges were deposited with alluvium.

Andesitic to basaltic composition - a range of rock descriptions using the chemical make-up or mineral norms of the same.

Aphanitic - fine grained crystalline texture.

Blind-basin - a basin practically closed off by enveloping rock exposures making the central portion of unconsolidated alluvial basin isolated.

Colluvium - loose, unconsolidated material usually derived by gravitational means, such as falling from a cliff or scarp-face and often due to a sort of benign erosion such as heating and cooling in a desert environment.

Desert wash - out-wash in dry (desert) or arid areas of colluvium or alluvial material accumulated on the sides of valleys or basin channels by often irregular and violent water flow, i.e. flash floods.

Elongate basin - a longer than wide depression that could be favorable to in-filling by material from adjacent eroding mountains.

Formation - the fundamental unit of similar rock assemblages used in stratigraphy.

Intermontane belt - between mountains (ranges), a usually longer than wide depression occurring between enclosing mountain ranges that supply the erosional material to infill the basin.

Lode mineral claim (Nevada) - with a maximum area contained within 1500' long by 600' wide = 20.66 acres.

Nuees Ardante or Ladu - an extremely hot, gaseous, somewhat horizontally ejected lava, often from near the summit that accentuates the downward flow or "glowing avalanche" because of its mobility.

Overburden or Drift Cover - any loose material which overlies bedrock.

Plagioclase feldspar - a specific range of chemical composition of common or abundant rock forming silicate minerals.

Playa - the lowest part of an intermontane basin which is frequently flooded by run-off from the adjacent highlands or by local rainfall.

Plutonic, igneous or intrusive rock - usually a medium to coarser grain sized crystalline rock that generally is derived from a sub-surface magma and then consolidated, such as in dykes, plugs, stocks or batholiths, from smallest to largest.

Porphyritic in augite pyroxene - large porphyroblasts or crystals of a specific rock-forming mineral, i.e. augite occurring within a matrix of finer grained rock-forming minerals.

Quarternary - the youngest period of the Cenozoic era.

Snow equivalent - Approximately 1" of precipitation (rain) = 1' snow.

Syenite - Coarse grained, alkalic, low in quartz intrusive rock.

Trachyte - fine grained or glassy equivalent of a syenite.

Volcaniclastic - Angular to rounded particles of a wide range of size within (a welded) finer grain-sized matrix of volcanic origin.

2.0

Disclaimer

The author reviewed the historical data and has personally visited the property area.  This report is entirely the responsibility of the author who based his recommendations and conclusions on his personal experience in the  general area and mineral exploration business and upon sources of information that are identified.

3.0

 Property Description and Location

The Odd mineral claims consist of 4 located mineral claims in one contiguous, 2x2 group (see Figure 2) that are listed as follows:

ODD
CLAIMS
1 2
3. 4.

PROFESSIONAL
PROVINCE
OF
J. W. McLEOD
BRITISH
COLUMBIA
GEOSCIENTIST

N

YORK RESOURCES, INC.

ODD 1- 4 CLAIMS

ROCK HILL QUADRANGLE - T4N, R37E SECT. 29

CLAIM MAP

ESMERALDA CO., NEVADA

0 — 5000 — 10000 FEET
0 — 2000 — 4000 METRES

SCALE: AS SHOWN	DATE: JUNE 2006
DRAWN BY: J.M.	FIGURE: 2

CHONG

Name

Area

Good to Date

Odd 1

20.66 ac.

Sept. 1, 2008

Odd 2

20.66 ac.

Sept. 1, 2008

Odd 3

20.66 ac.

Sept. 1, 2008

Odd 4

20.66 ac.

Sept. 1, 2008

The beneficial owner of the above listed mineral claim is York Resources, Inc., 4A Rowley Avenue, Suite #3, Toronto, Ontario M4P 2S8, Canada. Contact: Kelvin B. Campbell/President and Director.

The Odd 1-4 mineral claims (see Figure 2) comprise a total of 82.64 acres. The mineral claim area may be located on the Rock Hill Quadrangle, 71/2' map sheet. At the center post of the property the latitude is 38° 10.485' N and the longitude is 117° 53.011' W. The claims are motor vehicle accessible from the Town of Tonopah, Nevada by traveling 57 miles north on Highway 95 to the northeast side of the Columbus Salt Marsh, just to the north of Rock Hill and a cutoff to the east-northeast for 4 miles on the main property road to the Odd 1-4 mineral claims.

4.0

 Accessibility, Climate, Local Resources,

 Infrastructure and Physiography

The Odd property lies in the west-central part of the State of Nevada approximately 43 airmiles west-northwest of the Town of Tonopah and is accessible by traveling north of the town for 57 miles on Highway 95 to the Rock Hill cut-off that is then taken to the east-northeast for 4 miles to the property.

The area experiences about 4" - 8" of precipitation annually of which about 20% may occur as a snow equivalent this amount of precipitation suggests a climatic classification of arid to semi-arid. The summers can experience hot weather, middle 60's to 70's F° average with high spells of 100+F° while the winters are generally more severe than the dry belt to the west and can last from December through February. Temperatures experienced during mid-winter average, for the month of January, from the high 20's to the low 40's F° with low spells down to -20 F°.

YORK RESOURCES, INC.

ODD 1-4 CLAIMS

ROCK HILL QUADRANGLE - T4N, R37E SECT.29

REGIONAL GEOLOGY

ESMERALDA CO., NEVADA

0 2 4 8 MILES

0 5 10 KM.

SCALE: 1:250,000	DATE: JUNE 2008
DRAWN BY: J.M.	FIGURE: 3a

AFTER U.S.G.S. BULLETIN 78, PLATE 1

For legend see Fig. 3b

N
PROFESSIONAL
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST
ODD CLAIMS
R38E
T7N
117°45'
R 37 E
T6N
T5N
R36E
T4N
R35E
T3N
R34E
T1N
38°00'
Qoa
Qal
QTb
Tqb
Ts
Taw
Tafl
Op
CHONG

Desert wash, colluvium, alluvium, and playa deposits
Glacial moraine
Landslide deposits
Playa lake deposits
Older alluvium
Bedded clay and silt
Basalt
Diatomite
Weakly lithified sandstone and conglomerate
Sedimentary unit 4
Malpais Basalt and Rabbit Spring Formation
Weakly consolidated gravel and sand
Upper sedimentary unit
Thirsty Canyon Tuff
Dark rhyolite or rhyodacite
Thirsty Canyon Tuff
Dacite
Pozo Formation
Conglomerate and sandstone
Porphyritic latite or trachyandesite
Rhyolite plugs, domes, and flows
Ammonia Tanks Member of Timber Mountain Tuff
Upper nonwelded ash flow unit
Rhyolitic airfall tuff
Gilbert Andesite
Airfall tuff and nonwelded ash flows
Lower sedimentary unit
Andesite
Siebert Tuff and Mizu Basalt
Airfall tuff and tuffaceous shale
Sedimentary unit 2 and welded ash flow
Siebert Tuff
Welded and non-welded ash flows
Sedimentary unit 1
Chispa Andesite
Lower nonwelded ash flow
Welded ash flows
Rhyolite breccia
Porphyritic andesite
Volcanic breccia of andesitic or dacitic composition
Rhyolitic to quartz latitic welded ash flows
Milltown Andesite
Sandstorm Formation
Kendall Tuff and latite of Rams
Vindicator Rhyolite
UNCONFORMITY
Dark aphanitic to medium-grained rocks of dioritic to andesitic composition
Felsic aphanitic rhyolite and quartz porphyry dike rocks
Palmetto Formation
Shaly rocks
Siliceous breccia
Emigrant Formation
Pogonip Group
Coarse-grained granitic rocks
Marble
Mule Spring Limestone
Nopah Formation
Dunlap Formation
Harkless(?) Formation
Harkless Formation
UNCONFORMITY
Excelsior Formation
UNCONFORMITY
Poleta(?) Formation
Poleta Formation
Candelaria Formation
UNCONFORMITY
Campito Formation
Campito Formation
Diablo Formation
Deep Spring Formation
Reed Dolomite
Wyman Formation
PROFESSIONAL
PROVINCE OF BRITISH COLUMBIA
J. W. McLEOD
GEOSCIENTIST

After U.S.G.S. BULLETIN 78, PLATE 1

YORK RESOURCES, INC.

ODD I-4 CLAIMS

ROCK HILL QUADRANGLE - T4N, R37E SECT. 29

LEGEND FOR FIG. 3a

ESMERALDA CO, NEVADA

SCALE: —	DATE: JUNE 2008
DRAWN BY: J.M.	FIGURE: 3b

CHONG

The Town of Tonopah offers much of the necessary infrastructure required to base and carry-out an exploration program (accommodations, communications, equipment and supplies). Larger or specialized equipment can be acquired in the City of Las Vegas lying 270 miles by paved road (Highway 95) to the south.

Infrastructure such as highways and secondary roads, communications, accommodations and supplies that are essential to carrying-out an exploration and development program are at hand, between Tonopah, Goldfield and Las Vegas, Nevada.

The physiography of the Odd property is low, very gentle westerly sloping "apron" terrain on the south-west portion of the Monte Cristo range.

Mining holds an historical and contemporary place in the development and economic well being of the area.

The claim area ranges in elevation from 5,050' - 5,080' mean sea level. The physiographic setting of the property can be described as open desert in a valley within a mosaic of low, rugged mountain terrain in a general interior plateau setting. The area has been surficially effected by colluvial, alluvial and wind erosion and the depositional (drift cover) effects of in-filling. Thickness of drift cover in the valleys may vary considerably. Surface water occurrences are rare, springs are sparse and subsurface aquifers are accessed by drilling wells where allowed.

5.0

History

The recorded mining history of the general area dates from the 1860's when prospectors passed through heading north and west. The many significant lode gold, silver and other mineral product deposits developed in the area was that of the Goldfield Camp, 1905; Coaldale, coal field, 1913; Divide Silver Mining District, 1921 and the Candalaria silver-gold mine which operated as an underground lode silver deposit in 1922 and again in the 1990's as an open cut, cyanide heap leach operation. The Tonopah District while mainly in Nye County is on the edge of nearly all of the gold-silver camps of Esmeralda County, if not strictly in location then certainly as a headquarters and supply depot for the general area. The Tonopah Camp produced mainly silver with some gold from quartz veins in Tertiary volcanic rocks. The period 1900-1921 saw the Camp produce from 6.4 million tons of ore, 138 million ounces of silver and 1.5 million ounces of gold or an average of 22 oz/ton silver and slightly less than 1/4 oz/ton gold, very rich ore by current standards.

6.0

Geological Setting

6.1

Regional Geology

The regional geology of Nevada is depicted as being underlain by all types of rock units. These appear to range from oldest to youngest in an east to west direction, respectively. The oldest units are found to occur in the southeast corner of the State along the Colorado River. The bedrock units exhibit a north-south fabric of alternating east-west ranges and valleys. This feature may suggest E-W compression that may have expression as low angle thrust faults on the west and east walls of some mineralized areas (see Figure 3a). Faulting plays a large part in many areas of Nevada and an even larger part in the emplacement of mineral occurrences and ore bodies.

6.2

Local Geology

The local geology about the Odd 1-4 mineral claim which is situated approximately 43 airmiles west-northwest of Tonopah, NV reveals a collovium covered area on a gentle westerly sloping apron of overburden material.

The unconsolidated covered area underlying the Odd 1-4 mineral claims are sub-adjacent to a number of different types of rock exposures some distance away. These more distant areas may be looked to for the suggestion as to what bedrock could possibly be found underlying the mineral claims. Examination of the local area depicted on the geological survey map of Esmeralda County, NV, Bulletin 78 at a scale of 1:250,000 (see References) revealed the following information that has been summarized by the author of this report.

Extrapolation of the somewhat surrounding rock units generally reveal sedimentary rocks as old as Permian ranging to the Middle Triassic, represented by the formations from oldest to youngest as the Diablo, Candalaria and Excelsior. All of these formation units have been found to be productive hosts of mineralization throughout the general area. Abundant Tertiary age intrusive and their possibly equivalent volcanic rocks are found throughout the local area as well as lesser occurrences of Tertiary age sediments. The youngest units in the local area are observed as capping rocks units of Quaternary age basalt. These units may preserve older mineralized occurrences.

6.3

Property Geology

The geology of the Odd property area may be described as being covered by Quaternary desert wash, collovium, alluvium and playa deposits. This young covered mineral claim area can be seen to lie within a larger somewhat surrounding area of rock exposure that historically is known to host many mineral occurrences and prospects. Areas exhibiting a good geological setting can be excellent target areas in which to conduct mineral exploration.

Thrust faulting is observed sub-peripheral to the mineral claim area and should be checked closely during any exploration subsequently undertaken.

To reiterate, the mineral claim area suggests mineral occurrences or structurally prepared bedrock could be sought after in those areas.

6.4

Deposit Type

The deposit types that are found occurring in the regional area and the more localized areas vary considerably. Silver and gold quartz veins predominate at Tonopah. Some of the most productive veins represent the silicification and replacement of sheeted zones of trachyte that was originally marked by close-set parallel fractures, but not faulting. The two hosts of mineralized quartz veins are 1) older pre-Tertiary volcanic rocks, i.e. Silver Peak (Mineral Ridge area), Weepah, Hornsilver and Candalaria or 2) Tertiary rhyolite host rocks that occur at Tonopah and other younger volcanic rocks, i.e. Goldfield and Divide. Base metal deposits are more commonly of interest now than in the past and many prospects occur in the general area.

The base and precious metal deposit types that historically predominate in the general area are as the copper-gold or copper-molybdenum porphyry occurrences with peripheral base and precious metal occurrences as veins and/or contact zones of mineralization.

Geophysical techniques may be most effective in the covered areas as a follow-up to prospecting and soil sampling of the Phase 1 program.

6.5

Mineralization

By far the largest production in the County comes from the vein-type of gold and silver occurrences in quartz fissures in either pre-Tertiary volcanic or Tertiary volcanic host rocks.

7.0

Exploration

7.1

Geophysics of the Odd 1-4 Mineral Claims

The aeromagnetic results shown in Figure 4 are from a survey after D. Plouff, 1990 Tonopah Sheet.

The Odd mineral property is seen to lie toward the west on an apron-like surficial feature between two magnetic "low" lobes on the northwest-southeast and a magnetic "high" on the east respectively. The change in gradient in the immediate claim area may suggest a possible westerly dipping feature that possibly reflects a rock contact or alteration zone that may be related to low angle "thrust" faulting. Ground geophysical surveys may add more detail to our understanding of the possible potential of the claim area.

ILOT MOUNTAINS
CEDAR MOUNTAIN
Dry Lake
II
COLUMBUS
SALT MARSH
ODD CLAIMS
2A
Coaldale
BIG SMOKY
15'
38°00'
118°00'
45'

PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST

After D. Plouff, 1990
Tonopah sheet.

N

YORK RESOURCES, INC.

ODD 1-4 CLAIMS

ROCK HILL QUADRANGLE - T4N, R37E SECT. 29

AEROMAGNETIC MAP

ESMERALDA CO., NEVADA

0 2 4 8 MILES
0 5 10 KM.

SCALE: 1:250,000	DATE: JUNE 2008
DRAWN BY: J.M.	FIGURE: 4

7.2 Geochemistry of the Odd 1-4 Mineral Claims

To the best of the authors' knowledge, the Odd 1-4 property has not undergone any detailed ground exploration work including geochemistry which may have usefulness in this area.

8.0

Drilling

No drilling appears to have taken place on the area covered by the Odd mineral claims.

9.0

Sample Method and Approach

Standard sampling methods are utilized, for example a rock sample would be acquired from the rock exposure with a hammer. The sample will be roughly 2”x2”x2” of freshly broken material. The samples grid location correlated with global positioning system (GPS) location will be marked in the logbook after a sample number has been assigned. The sample number would be impressed on an aluminum tag and on a flagging that will be affixed at the sample site for future location.

9.1 Results

As exploration work could be conducted and assessed, a decision could be made as to its importance and priority. The next phase of work would be determined by the results obtained from the preceding one. At this point, it is necessary to suggest that a three phase exploration approach be recommended.

10.0

Sample Preparation, Analyses and Security

Our rock exposure samples would be taken with known grid relationships that have been tied-in with a hand held global positioning system (GPS).

The samples would be in the possession of the field supervisor of the exploration project.

1) The standard approach of seeking and sampling the 'B' horizon, (the rusty, oxidized and possibly enriched zone). The samples most often undergo standard acid digestion, multi-element analyses by the induction coupled plasma (ICP) method and the atomic absorption (AA) method for the detection of precious metals with back-up analyses and/or assaying of anomalous samples to acquire more detail.

2) The relatively new and proprietary method called mobile metal ions (MMI) may be very useful in our exploration endeavors. The samples in the desert climates are taken consistently from between 8" and 10" in the soil layer below the organic zone. The samples undergo selective digestion with subsequent analyses for the chosen metal package, but most likely the standard multi-element package with gold would be undertaken. The cost of taking the MMI sample and the analyses are more expensive than standard method, but some studied results have been encouraging. All analyses and assaying will be carried-out in a certified laboratory.

11.0

Data Verification

Previous exploration has not been conducted on this mineral claim area by the author, but its good geological setting and interesting aeromagnetic data encourages the recommendation to conduct exploration work on the property. The author is confident any information included in this report is accurate and can be utilized in planning further exploration work.

12.0

Adjacent Properties

The Odd 1-4 mineral claims occur in a general area that possibly has undergone some prospecting in the past. The general area has known barite occurrences, as well as, gold and silver potential. The Odd property does not have immediately adjacent mineral properties

13.0

Mineral Processing and Metallurgical Testing

No mineral processing or metallurgical testing analyses have been carried- out on the Odd property.

14.0

Mineral Resource and Mineral Reserve Estimates

No mineralization has been encountered to date by the author and no calculation of any reliable mineral resource or reserve, conforming to currently accepted standards, could be undertaken at this time.

15.0

Other Relevant Data and Information

All relevant data and information concerning the Odd property has been presented in this report.

16.0

Interpretation and Conclusions

The object of the recommendations made in this report are to facilitate in the possible discovery of a large, probably low grade mineral deposit of base and/or precious metals or other minerals of economic consideration that have open pit and/or underground mining potential. If such a deposit exists, it may occur under the drift or overburden covered areas of the Odd 1-4 mineral claims.

17.0

Recommendations

The author believes that the known mineralization encountered to date in neighboring areas is possibly indicative of a larger mineralized system in the general area. The drift covered parts of the property offer good exploration areas because of the possibility of mineralization, good geological setting and generally a lack of exploration testing. Also, remote sensing such as aeromagnetics may indicate possible exploration areas of interest within the Odd 1-4 mineral claims.

Detailed prospecting, mapping and reconnaissance geochemical surveys of the claim area should be undertaken if and when the Company is in a position to do so. The following three phase exploration proposal and cost estimate is offered with the understanding that consecutive phases are contingent upon positive and encouraging results being obtained from each preceding phase:

Phase 1

Detailed prospecting, mapping and soil geochemistry.

The estimated cost for this program is all inclusive

$ 8,000

Phase 2

Magnetometer and VLF electromagnetic, grid controlled

surveys over the areas of interest determined by the Phase 1 survey. Included in this estimated cost is transportation,

accommodation, board, grid installation, the two

geophysical surveys, maps and report

    9,000

Phase 3

Induced polarization survey over grid controlled anomalous

area of interest outlined by Phase 1&2 fieldwork. Hoe or

bulldozer trenching,  mapping and sampling of bedrock

anomalies. Includes assays, detailed maps and reports

    30,000

       Total      $ 47,000

17.1

Recommended Drilling

No recommendations for drilling on the Odd 1-4 mineral claims can be made at this time. If the exploration were to proceed through Phase 3 this decision could then be made.

18.0

References

Alders , J.P. and Stewart, J.H., 1972: Geology and Mineral Deposits of Esmeralda County, Nevada. Bulletin 78, Nevada Bureau of Mines and Geology.

Cornwall, Henry R., 1972: Geology and Mineral Deposits of Southern Nye County, Nevada. Bulletin 77, Nevada Bureau of Mines and Geology

Hildenbrand, Thomas G. and Kucks, Robert P., 1988: Total Intensity Magnetic Anomaly Map of Nevada. Map 93A, Nevada Bureau of Mines and Geology.

Lincoln, Francis Church, 1982: Mining Districts and Mineral Resources of Nevada with Map of the State of Nevada (Mineral Occurrences), U.S.G.S. compiled in 1921-22, but to current County boundaries.

Papke, Keith G., 1984: Barite in Nevada. Bulletin 98, Nevada Bureau of Mines and Geology.

Ross Donald C., 1961: Geology and Mineral Deposits of Mineral County, Nevada. Nevada Bureau of Mines and Geology.

19.0   Author’s Qualifications and Certification

I, James W. McLeod, P. Geo do hereby certify as follows:

1.0

I am currently employed as a Consulting Geologist with Western Minerals Inc. with an office located at 4950 Deodar Road, Silver Springs, Nevada 89429.

2.0

I am a graduate of the University of British Columbia (1969), B. Sc. (Major Geology).

3.0

I am a member in good standing of The Association of Professional Engineers and Geoscientists of British Columbia and a Fellow of the Geological Association of Canada.

4.0

I have worked as a geologist for a total of 38 years since graduation.

5.0

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) in Canada and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.0

I am responsible for the preparation of sections 1 to 19 of the technical report titled “Review and Recommendations, Odd 1-4 Mineral Claims, Rock Hill Area, Esmeralda County, Nevada, USA.” dated June 30, 2008 (the Technical Report) relating to the Odd mineral property.

7.0

I have had prior involvement in the general area of the Odd 1-4 mineral claims.

8.0

I am not aware of any material facts or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.0

I am independent of the issuer and have neither interest in the Odd 1-4 mineral claims nor York Resources, Inc.

10.0

I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument.

11.0

I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical report.

Dated at Silver Springs, Nevada this 30th Day of June, 2008.

James W. McLeod, P. Geo.

Qualified Person

18